Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

CELSION CORPORATION

Celsion Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Celsion Corporation.

SECOND: The original Certificate of Incorporation of the Corporation (formerly known as Celsion (Delaware) Corporation) was filed with the Secretary of State of the State of Delaware on May 17, 2000, a Certificate of Ownership and Merger was thereafter filed with the Secretary of State of the State of Delaware on August 17, 2000, and certificates of Amendment to Certificate of Incorporation were thereafter filed with the Secretary of State of the State of Delaware on June 5, 2001, November 8, 2002, May 25, 2004, February 27, 2006, July 1, 2009, October 28, 2013, June 15, 2016 and May 26, 2017, respectively (the “Certificate of Incorporation”). A Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on February 25, 2013. A Certificate of Elimination of Series A 0% Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on January 10, 2022. A Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Redeemable Preferred Stock was filed with the Secretary of State of the State of Delaware on January 11, 2022 and a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Redeemable Preferred Stock was filed with the Secretary of State of the State of Delaware on January 11, 2022.

THIRD: The amendments to the Certificate of Incorporation below have been duly adopted by the board of directors of the Corporation and the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon at the special meeting of stockholders of the Corporation held on February 25, 2022 pursuant to Sections 141 and 242 of the DGCL.

FOURTH: The Certificate of Incorporation is hereby amended by deleting the text of the first two paragraphs paragraph of Article Fourth thereof and substituting the following two paragraphs therefor.

“Effective as of February 28, 2022 at 4:00 pm ET and upon the filing of the Certificate of Amendment to Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Date”), the shares of Common Stock, par value $0.01 per share, of the Corporation issued and outstanding immediately prior to the Effective Date (the “Old Shares”) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into shares of Common Stock (as defined below) at an exchange ratio of 15-to-1 (the “Reverse Stock Split”). No fractional shares shall be issued as a result of the Reverse Stock Split and, in lieu thereof, the Corporation shall pay to the holder of any such fractional share an amount in cash equal to such fraction multiplied by the closing sale price of the Corporation’s common stock on The NASDAQ Capital Market on the trading day immediately before the Effective Date. Each stock certificate representing the Old Shares immediately prior to the Effective Date shall thereafter represent that number of whole shares of Common Stock outstanding after the Effective Date into which the Old Shares represented by such certificate shall have been combined. Each holder of record of a stock certificate or certificates representing the Old Shares shall receive, upon surrender of such certificate or certificates, a new certificate or certificates representing the number of whole shares of Common Stock to which such holder is entitled pursuant to the Reverse Stock Split or, at the discretion of the Corporation and unless otherwise instructed by such holder, book-entry shares in lieu of a new certificate or certificates representing the number of whole shares of Common Stock to which such holder is entitled pursuant to the Reverse Stock Split. The shares of Common Stock issued in connection with the Reverse Stock Split shall have the same rights, preferences and privileges as the Old Shares.

Immediately after the effectiveness of the Reverse Stock Split, the total number of shares of all classes of stock which the Corporation shall have authority to issue shall be One Hundred Twelve Million Six Hundred Thousand (112,600,000) shares, consisting of (i) One Hundred Twelve Million Five Hundred Thousand (112,500,000) shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) One Hundred Thousand (100,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series.”

IN WITNESS WHEREOF, Celsion Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer on this 24th day of February, 2022.

By:	/s/ Michael H. Tardugno
Name:	Michael H. Tardugno
Title:	Chairman, President & CEO